Exhibit 5.1

GAETA & EVESON, P.A.

Attorneys at Law

8305 Falls of Neuse Road, Suite 203

Raleigh, North Carolina 27615

(919) 845-2558 Telephone

(919) 518-2146 Facsimile

www.banklawnc.com

July 2, 2009

Board of Directors

Waccamaw Bankshares, Inc.

110 North J.K. Powell Boulevard

Whiteville, North Carolina 28472

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Waccamaw Bankshares, Inc. (the “Company”) in connection with the preparation of a Registration Statement on Form S-1 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), related to the proposed sale of up to 300,000 units (the “Units”) each consisting of one share of the Company’s series B mandatory convertible 7% non-cumulative perpetual preferred stock (liquidation amount $25.00 per preferred security) (the “Series B Preferred Stock”) and one warrant to purchase one share of the Company’s common stock (the “Warrants”) in a rights offering to existing shareholders (the “Rights”) followed by a public offering.

This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Act.

We have examined the articles of incorporation and bylaws of the Company, the minutes of meetings of the board of directors and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed relevant for purposes of this opinion. Based on such examination, it is our opinion that the 300,000 Units which are to be registered pursuant to the Registration Statement and the Series B Preferred Stock related thereto may be legally issued in accordance with the Company’s articles of incorporation and bylaws, and when so issued and duly delivered against payment therefor as described in the Registration Statement, will be legally issued, fully paid and nonassessable and that the Rights registered pursuant to the Registration Statement are binding obligations under North Carolina law, are duly authorized, legally issued, fully paid, and nonassessable.

This opinion is limited to the laws of the State of North Carolina and no opinion is expressed as to the laws of any other jurisdiction. This opinion does not extend to compliance with federal or state securities laws relating to the sale of the Units.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not hereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Act or regulations promulgated pursuant to the Act.

This opinion may not be relied upon, circulated, quoted, or otherwise referred to for any purpose without our prior written consent in each instance. We assume no obligation to advise you of changes that may hereafter be brought to our attention.

Very Truly Yours,

/s/ GAETA & EVESON, P.A.

GAETA & EVESON, P.A.